UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2015

CARDAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-181719	45-4484428
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2800 Woodlawn Drive, Suite 129, Honolulu, Hawaii 96822

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (808) 457-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01 Other Events.

On July 29, 2015, Cardax, Inc. (the “Company”) announced that its consumer health product candidates demonstrated superior oral bioavailability versus microalgal astaxanthin in a monkey study.

The single-dose pharmacokinetic study in non-human primates (monkeys) compared the bioavailability (plasma exposure) of the Company’s consumer health product candidates, CDX-085 and ASTX-1F, to microalgal astaxanthin, the predominate astaxanthin consumer health product form on the market. The study was conducted by top-tier contract research organizations.

CDX-085 is a patented pure ester of nature-identical astaxanthin and demonstrated more than two and one-half (2-1/2) times higher oral bioavailability than microalgal astaxanthin in the study. CDX-085 has approximately seven (7) times higher astaxanthin content per unit weight of the dietary ingredient than microalgal astaxanthin. The combination of CDX-085’s higher bioavailability and higher astaxanthin content translates into more than seventeen (17) times the relative strength per unit weight of the dietary ingredient compared to microalgal astaxanthin and should reduce the size/number of capsules or tablets required to achieve equivalent circulating levels of astaxanthin.

ASTX-1F is a proprietary formulation of nature-identical astaxanthin and demonstrated more than three (3) times higher oral bioavailability than microalgal astaxanthin in the study. ASTX-1F has approximately the same astaxanthin content per unit weight of the dietary ingredient as microalgal astaxanthin. The combination of ASTX-1F’s higher bioavailability and similar astaxanthin content translates into more than three (3) times the relative strength per unit weight of the dietary ingredient compared to microalgal astaxanthin and should reduce the size/number of capsules or tablets required to achieve equivalent circulating levels of astaxanthin.

Based on these results, the Company now intends to launch ASTX-1F as a first generation dietary supplement earlier in 2016 than previously expected, followed by CDX-085 as a second-generation dietary supplement and then OTC drug.

For more information, see the Company’s press release, dated July 29, 2015, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

99.1	Press Released dated July 29, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2015

CARDAX, INC.

By:	/s/ David G. Watumull
David G. Watumull
Chief Executive Officer